Exhibit 99.1

Pactiv Evergreen Revises Guidance for the Full Fiscal Year 2021

LAKE FOREST, Ill., September 8, 2021 (GLOBE NEWSWIRE) -- Pactiv Evergreen Inc. (NASDAQ: PTVE) (“Pactiv Evergreen” or the “Company”), today provided an update to its previous financial guidance. Pactiv Evergreen is revising the full fiscal year 2021 Adjusted EBITDA1 guidance to $550 million.

Although the Company is seeing continued underlying volume recovery across all of our segments, profitability is expected to be negatively impacted by a number of significant external challenges.

First, the continued increase in raw materials costs, particularly the cost of resins, which is now expected to remain at elevated levels throughout 2021, as well as increased transportation costs, has delayed our ability to recover these costs into 2022.

Second, recent weather events including Tropical Storm Fred and resulting floods have slowed the recovery of operations at our mills. The severe flooding from Tropical Storm Fred also caused damage to property and equipment at our mill in Canton, NC and halted mill operations for several days in August.

Third, the continuing labor shortage is expected to impact volumes by constraining the Company’s ability to increase production.

“The Company remains focused on controlling what we can, which includes providing exceptional service to our customers, driving volume and optimal production, implementing pricing initiatives to recover raw material costs, recruitment initiatives to improve labor shortages, improving mill operations and exiting the coated groundwood paper business,” said Mike King, Chief Executive Officer. “All of these initiatives will support Pactiv Evergreen as we return to the level of operations and results that will meet our customers’ demand and exceed their expectations.”

Outlook
The revised financial guidance is preliminary and will be updated in the Company’s fiscal 2021 third quarter results release.

Conference Call and Webcast Presentation
The Company will host a conference call and webcast presentation to discuss this press release and related materials on Wednesday, September 8 at 8:00 a.m. Eastern Time. Investors interested in participating in the live call may dial:

U.S.: 1-877-407-0789

International: 1-201-689-8562

Conference ID: 13722926

Participants may also access the live webcast and supplemental presentation via the following link or on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com under “Events.”

Investor webcast: https://edge.media-server.com/mmc/p/x7kqmvh2 [edge.media-server.com]

Contact:
Dhaval Patel
732.501.9657
dhaval.patel@pactivevergreen.com

Media:
Beth Kelly
412.303.4771
beth.kelly@pactivevergreen.com

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is one of the largest manufacturers of fresh food and beverage packaging in North America. With a team of nearly 15,000 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

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1 The Company uses the non-GAAP financial measure “Adjusted EBITDA” in evaluating its past results and future prospects. The Company defines Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items of a significant or unusual nature, including but not limited to foreign exchange gains or losses on cash, goodwill impairment charges, related party management fees, unrealized gains or losses on derivatives, gains or losses on the sale of businesses and non-current assets, restructuring, asset impairment and other related charges, operational process engineering-related consultancy costs, non-cash pension income or expense, strategic review and transaction-related costs and executive transition charges. The Company presents Adjusted EBITDA because it is a key measure used by its management team to evaluate its operating performance, generate future operating plans and make strategic decisions. In addition, the Company’s chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. Accordingly, the Company believes presenting this metric provides useful information to investors and others in understanding and evaluating its operating results in the same manner as the management team and board of directors. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, the Company’s non-GAAP financial measure may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. The Company cannot reconcile the expected Adjusted EBITDA to net income without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time.